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                        ADDITIONAL COMPENSATION AGREEMENT

         ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of January 30, 2004, between Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Pioneer Investment Management, Inc. ("Pioneer").

         WHEREAS, Pioneer Tax Advantaged Balanced Trust (including any successor by merger or otherwise, the "Trust") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares are registered under the Securities Act of 1933, as amended; and

         WHEREAS, Pioneer is the investment manager and the administrator of the Trust;

         WHEREAS, Merrill Lynch is acting as lead underwriter in an offering of the Trust's common shares;

         WHEREAS, Pioneer desires to provide additional compensation to Merrill Lynch for acting as lead underwriter in an offering of the Trust's common shares; and

         WHEREAS, Pioneer desires to retain Merrill Lynch to provide after-market support services designed to maintain the visibility of the Trust on an ongoing basis, and Merrill Lynch is willing to render such services;

         NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.       (a) Pioneer hereby employs Merrill Lynch, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of Pioneer:

                  (1) after-market support services designed to maintain the visibility of the Trust on an ongoing basis.

                  (2) relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of Pioneer in connection therewith; and

                  (3) information to and consult with Pioneer with respect to applicable strategies designed to address market value discounts, if any.

         (b) At the request of Pioneer, Merrill Lynch shall limit or cease any action or service provided hereunder to the extent and for the time period requested by Pioneer; provided, however, that pending termination of this Agreement as provided for in
             Section 6 hereof, any such limitation or cessation shall not relieve Pioneer of its payment obligations pursuant to Section 2 hereof.

         (c) Merrill Lynch will promptly notify Pioneer if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by Merrill Lynch to Pioneer in connection with the performance of services by Merrill Lynch under this Agreement.

2. Pioneer shall pay Merrill Lynch a fee computed weekly and payable quarterly in arrears commencing March 31, 2004 at an annualized rate of 0.15% of the Trust's Managed Assets (as

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         defined below) for a term as described in Section 6 hereof; provided that the total amount of the fee hereunder shall not exceed [ ]% of the total price to the public of the Trust's common shares offered by the prospectus dated January 23, 2004 (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement, dated January 27, 2004, by and among the Trust, Pioneer and each of the Underwriters named therein (the "Purchase Agreement"). The sum total of this fee, any additional compensation fees payable to RBC Dain Rauscher Inc., plus the amount of the expense reimbursement of $.005 per common share payable by the Trust to the underwriters pursuant to the Purchase Agreement shall not exceed 4.5% of the total price of the Trust's common shares offered by the Prospectus. "Managed Assets" is defined as the total assets of the Trust (including any assets attributable to any Preferred Shares that may be outstanding or otherwise attributable to the use of leverage) minus the sum of accrued liabilities (other than debt representing financial leverage). All quarterly fees payable hereunder shall be paid to Merrill Lynch within 15 days following the end of each calendar quarter.

3. Pioneer shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional commission amount described in paragraph 2 above.

4. Pioneer acknowledges that the services of Merrill Lynch provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Merrill Lynch, and Merrill Lynch is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in
         Section 1 hereof.

5. Nothing herein shall be construed as prohibiting Merrill Lynch or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Merrill Lynch's services to Pioneer are not impaired thereby.

6. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as Pioneer acts as the investment manager to the Trust pursuant to the Investment Management Agreement (as such term is defined in the Purchase Agreement) or other subsequent advisory agreement.

7. Pioneer will furnish Merrill Lynch with such non-confidential information as Merrill Lynch reasonably requests to perform its assignment hereunder (all such information so furnished being the "Information"). Pioneer recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of Pioneer's knowledge, the Information to be furnished by Pioneer when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. Pioneer will promptly notify Merrill Lynch if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Merrill Lynch.

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8.       Pioneer agrees that Merrill Lynch shall have no liability to Pioneer or the Trust for any act or omission to act by Merrill Lynch in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Merrill Lynch. Pioneer agrees to the indemnification and other agreement set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Pioneer and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. Each of Merrill Lynch and Pioneer waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Pioneer agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Pioneer and may be enforced in any other courts to the jurisdiction of which Pioneer is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Merrill Lynch and Pioneer.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to Pioneer:

         Pioneer Investment Management, Inc.
         60 State Street
         Boston, Massachusetts 02109
         Attention: General Counsel

         or if to Merrill Lynch:

         Merrill Lynch & Co.
         Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated
         4 World Financial Center
         New York, New York 10080
         Attention:  Doug Bond

         or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage

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         prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Additional Compensation Agreement as of the date first above written.



PIONEER INVESTMENT                         MERRILL LYNCH & CO.
MANAGEMENT, INC.                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED

By:_____________________________           By:_____________________________
   Name:                                      Name:
   Title:                                     Title:

                                        4

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                  MERRILL LYNCH & Co. INDEMNIFICATION AGREEMENT

                                                                January 30, 2004

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
4 World Financial Center
New York, New York  10080

Ladies and Gentlemen:

         In connection with the engagement of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to provide the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") with the services set forth in the Additional Compensation Agreement dated January 30, 2003 between the Company and Merrill Lynch (the "Agreement"), in the event that Merrill Lynch becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with or in any way relating to the services referred to in the Agreement or arising out of the services contemplated by the Agreement, the Company agrees to indemnify, defend and hold Merrill Lynch harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with or in any way relating to the services referred to in the Agreement or arising out of the services contemplated by the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of Merrill Lynch. In addition, in the event that Merrill Lynch becomes involved in any capacity in any Proceeding in connection with or in any way relating to the services referred to in the Agreement or arising out of the services contemplated by the Agreement, the Company will reimburse Merrill Lynch for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Merrill Lynch in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and Merrill Lynch, on the other hand, in the services contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, for services as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the services (whether or not consummated) for which Merrill Lynch has been retained bear to the fees paid to Merrill Lynch under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that Merrill Lynch is not liable for losses, claims, damages, liabilities

                                        5

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and expenses in excess of the amount of fees actually received by Merrill Lynch pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Merrill Lynch, on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Merrill Lynch is an actual or potential party to such Proceeding, without Merrill Lynch's prior written consent. For purposes of this Indemnification Agreement, Merrill Lynch shall include Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, any of its affiliates, each other person, if any, controlling Merrill Lynch or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

         The Company agrees that neither Merrill Lynch nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Merrill Lynch's engagement under the Agreement or any services referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence or willful misconduct of Merrill Lynch in performing the services that are the subject of the Agreement.

         THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND MERRILL LYNCH CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST MERRILL LYNCH OR ANY INDEMNIFIED PARTY. EACH OF MERRILL LYNCH AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

                                        6

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         The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of Merrill Lynch's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                             Very truly yours,

                                             PIONEER INVESTMENT MANAGEMENT, INC.

                                             By:________________________________
                                                Name:
                                                Title:

Accepted and agreed to as of
the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                     INCORPORATED

By ________________________________
   Name:
   Title:

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